Ruddick Corporation Reports Fiscal First Quarter 2002 Results

CHARLOTTE, N.C., Jan. 22 /PRNewswire-FirstCall/ -- Ruddick Corporation (NYSE: RDK - news) today reported that consolidated sales for the 2002 fiscal first quarter ended December 30, 2001 decreased by 9.0% to $653.2 million from $717.4 million in the first quarter of fiscal 2001. The decline in sales during the quarter was attributable to the displacement of sales by 26 Harris Teeter stores in non-core markets which were divested on July 9, 2001, lower Harris Teeter same store sales and the continuation of weak business conditions at American & Efird (A&E), the Company's textile subsidiary.

In the first fiscal quarter of 2002, consolidated net income fell 5.9% to $10.5 million, or $.23 per share, from $11.2 million, or $.24 per share, in the prior year's first quarter. The decline in earnings reflected primarily a substantial reduction in operating profit at A&E, reflective of general conditions in the textile industry, while a 25% operating profit improvement at grocer Harris Teeter partially offset the A&E profit decline. The results are in line with the consensus of analyst estimates as reported by First Call. As a result of stronger than expected Harris Teeter holiday sales, Ruddick exceeded the projected results announced by management in mid-December.

Harris Teeter's sales decreased by 7.2% to $587.5 million in the first quarter of fiscal 2002 compared to sales of $632.9 million in the first quarter of fiscal 2001. The decrease in sales reflected the displaced sales of the 26 divested stores and a 1.1% decline in comparable store sales, partially offset by the growth from the opening of new stores. The comparable store sales measurement reflects the warm weather in the southeast during the quarter and the increased sluggishness in the economy. Additionally, comparable store measurements reflect in part the impact of four new store openings during the quarter in Harris Teeter's core markets with proximity to some existing stores. In total, five stores were opened during the quarter. The Company had 142 stores in operation at the end of the quarter. Seven additional stores are planned for the remainder of fiscal 2002. The Company is pleased with the performance of the new stores opened during the quarter in core markets. Although these stores have a short-term negative impact on comparable store sales measurements, they have a strategic benefit of enabling the company to capture sales and expand market share as those markets continue to grow.

Harris Teeter's operating profit of $20.6 million in the first quarter of fiscal 2002 increased 25.4% from $16.4 million in the first quarter of 2001. Harris Teeter's operating profit as a percent of sales improved to 3.51% in the first quarter of 2002 as compared to 2.60% in same period last year.

Thomas W. Dickson, president of Ruddick stated that ``We continue to be pleased with the improvement in operating profit performance at Harris Teeter. Significant improvements have been achieved in reducing waste and improving operating efficiencies. We also believe the results for the quarter continue to demonstrate the positive impact of the strategic sale of the 26 stores in non-core markets. We continue to concentrate on our core markets, which we believe have a greater potential for enhanced return on investment over the long-term.''

A&E sales of $65.7 million in the first quarter of fiscal 2002 were 22.2% lower than sales of $84.5 million for the first quarter of fiscal 2001. Dickson said, ``Business conditions in the textile and apparel industry remain extremely challenging particularly in North America which has been negatively impacted by weak U.S. consumer apparel sales, deflationary pricing and increased imports from Asia. Our customers have been adversely affected by these factors and some have experienced financial difficulty. A&E continues to proactively address these challenges by managing production schedules and expanding the company's presence in overseas markets. Business conditions are expected to remain weak in the short term.''

A&E's gross profit declined by 36.6% to $14.5 million from $22.8 million and operating profit decreased by 92.2% to $640 thousand in the current first quarter from $8.2 million in the previous year's first fiscal quarter. Operating margin on sales decreased to 1.0% in first quarter 2002 from 9.7% in the same period last year. Lower volume and competitive pricing pressures continue to negatively impact A&E's profitability.

In the 2002 first fiscal quarter, A&E's foreign sales declined by 15.6% and accounted for approximately 43% of total A&E sales, compared to approximately 40% in the first quarter of fiscal 2001. Dickson said that ``a major challenge facing A&E is the geographic shift of its customer base. Much of A&E's domestic business has moved overseas and A&E has been aggressively pursuing expansion outside of the U.S. Underscoring the strengthening of its international capabilities was the beginning of production in a new dyehouse facility in southern China during the first quarter of 2002.''

For the first three months of fiscal 2002, depreciation and amortization for the consolidated Ruddick Corporation totaled $18.5 million and capital expenditures totaled $13.2 million. During the fiscal first quarter Harris Teeter spent $11.7 million in capital expenditures, reflecting primarily the opening of five new stores, and estimates total capital spending for fiscal 2002 of approximately $72 million, a 5% increase from spending of $68.5 million in fiscal 2001. The anticipated increase in expenditures primarily reflects Harris Teeter's focus on new store growth opportunities in its core markets. Year to date, A&E has spent $1.4 million in capital expenditures. A&E expects total fiscal year 2002 capital spending of approximately $8 million, compared to $19.2 million last year. The decrease in A&E's capital expenditures reflects the completion of the China dyehouse facility and the company's response to weak business conditions.

This news release contains forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include:

  general economic conditions, including the impact of the events of September 11, 2001, are less favorable than expected, the occurrence of adverse industry conditions, including a continued decline in consumer demand for apparel products or significant changes in consumer food preferences or eating habits, changes in federal, state or local legislation or regulations affecting food manufacturing, food distribution or food retailing, changes in the competitive environment, including increased competition in the Company's primary geographic markets, the entry of new competitors and consolidation in the supermarket industry, economic or political changes in the countries in which the Company operates or adverse trade regulations, the passage of future tax legislation, or any regulatory or judicial position which prevails, if any, that could have an adverse impact on past, current or future tax benefits, management's ability to accurately predict the adequacy of the Company's present liquidity to meet future requirements, changes in the Company's capital expenditures, new store openings and store closings, and the extent and speed of the successful execution of strategic initiatives designed to increase sales and profitability in each of the operating companies.
Ruddick Corporation is a holding company which operates two subsidiaries: Harris Teeter, Inc., a regional chain of supermarkets in six southeastern states and American & Efird, Inc., a leading manufacturer and distributor of industrial sewing thread.

Selected information regarding Ruddick Corporation and its subsidiaries is attached. For more information on Ruddick Corporation, visit our web site at: www.ruddickcorp.com.

                             RUDDICK CORPORATION
                        SUMMARY OF SALES AND EARNINGS
                                 (Unaudited)
                                (In thousands)

                                                    Quarter Ended
                                       December 30,               December 31,
                                           2001                       2000

    Net Sales
      American & Efird                    $65,685                     $84,480
      Harris Teeter                       587,490                     632,936
        Total                             653,175                     717,416

    Gross Profit
      American & Efird                     14,466                      22,832
      Harris Teeter                       166,534                     171,046
        Total                             181,000                     193,878

    Operating Profit
      American & Efird                        640                       8,224
      Harris Teeter                        20,601                      16,431
        Total                              21,241                      24,655

    Other Costs and Deductions
      Interest expense, net                 2,803                       4,086
      Other expense, net                    1,453                       1,521
      Minority interest                        72                         418
        Total                               4,328                       6,025

    Income before taxes                    16,913                      18,630
    Taxes                                   6,386                       7,441
    Net income                            $10,527                     $11,189

    Earnings Per Share - Basic               $.23                        $.24
    Weighted Average Number of Basic
     Shares Outstanding                    46,352                      46,242
    Earnings Per Share - Diluted             $.23                        $.24
    Weighted Average Number of Diluted
     Shares Outstanding                    46,528                      46,285

                             RUDDICK CORPORATION
                         CONSOLIDATED BALANCE SHEETS
                                 (Unaudited)
                                In thousands)

                                              December 30,      December 31,
                                                   2001              2000
    ASSETS
    Current assets
      Cash and temporary cash investments         $38,805             $6,881
      Accounts receivable, net                     65,454             77,651
      Inventories                                 220,925            250,397
      Other                                        43,048             52,836
          Total current assets                    368,232            387,765
    Property, net of accumulated
     depreciation                                 510,280            588,130
    Investments and other assets                   70,308             78,187

          Total Assets                           $948,820         $1,054,082

    LIABILITIES AND SHAREHOLDERS' EQUITY
    Current liabilities
      Notes payable                                $2,930             $1,582
      Current portion of long-term debt               685                323
      Accounts payable and accrued
       expenses                                   216,802            209,735
      Income taxes payable                         10,609             24,149
          Total current liabilities               231,026            235,789
    Long-term debt                                156,246            237,885
    Deferred income taxes and liabilities         101,420             90,854
    Minority interest                               7,943              8,876
    Shareholders' equity                          452,185            480,678

          Total Liabilities and Equity           $948,820         $1,054,082

                             RUDDICK CORPORATION
                            OPERATING STATISTICS*
                              December 30, 2001
                            (Dollars in millions)

                                                                  Consolidated
                                             American     Harris     Ruddick
                                            & Efird      Teeter   Corporation
    1st Quarter 2002

    Earnings before interest, taxes,
         depreciation and amortization
          (EBITDA)                              $5.3       $33.9       $38.2
    Depreciation and amortization                4.8        13.3        18.5
    Capital expenditures                         1.4        11.7        13.2
    Working capital increase (decrease)         (5.6)       12.9        24.9
    Total assets                               275.5       649.4       948.8
    Capital employed+                          204.7       351.0       617.1
    Stores in operation                           n/a        142         142

    *Due to the activities of Ruddick's corporate headquarters, the operating statistics by subsidiary are not additive.
     + Long-term debt including current portion, capital leases, minority interests and shareholders' equity.